                                                                EXHIBIT 23(H)(5)

                          ACCOUNTING SERVICES AGREEMENT


       THIS AGREEMENT is made as of May 1, 2000 by and between MONUMENT SERIES FUND, a Delaware business trust (the "Fund"), and MONUMENT SHAREHOLDER SERVICES, INC., a Maryland Corporation (the "Fund Accountant").

       WHEREAS, the Fund Accountant wishes to provide fund accounting services to the Fund, an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS the Fund wishes to retain the Fund Accountant to provide accounting services for the benefit of the Fund's series ("Series"), as listed in Exhibit A to this Agreement;

       NOW, THEREFORE in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:

1.     DEFINITIONS AS USED IN THIS AGREEMENT.

       (a)    "1933 Act" means the Securities Act of 1933, as amended.

       (b)    "1934 Act" means the Securities Exchange Act of 1934, as amended.

       (c) "Authorized Person" means any person authorized by the Fund Accountant or the Fund to give Oral Instructions and Written Instructions hereunder. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by the parties hereto.

       (d)    "CEA" means the Commodities Exchange Act, as amended.

       (f) "Oral Instructions" mean oral instructions received by the Fund Accountant from an Authorized Person or from a person reasonably believed by the Fund Accountant to be an Authorized Person. Instructions received by the Fund Accountant via electronic mail will be considered Oral Instructions.

       (g)    "SEC" means the Securities and Exchange Commission.

       (h) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act, the CEA and all regulations under those laws.

       (i) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

       (j) Written Instructions" mean (i) written instructions signed by an Authorized Person and received by the Fund Accountant; or (ii) trade instructions transmitted (and received by the Fund Accountant) by means of an electronic transaction reporting system access requiring the use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund Accountant may appoint a third party to act on the Fund Accountant's behalf to provide subaccounting services to each of the Series in accordance with the terms set forth in this Agreement. The appointment will be made by separate written agreement.

3. DELIVERY OF DOCUMENTS. The Fund, either directly or through a third party administrator, will provide the Fund Accountant with the following:

              (a) a copy of the Fund's most recent effective registration statement;

              (b) a copy of each Series' advisory agreement(s);

              (c) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Series;

              (d) a copy of each additional administration agreement with respect to a Series;

              (e) a copy of each distribution and/or shareholder servicing plan and agreement made for the benefit of the Fund or a Series;
                  and

              (f) copies (certified or authenticated, where applicable) of any and all amendments or supplements to any of the items listed above.

4. COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS. The Fund Accountant undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Fund Accountant under this Agreement. Except as specifically set forth in this Agreement, the Fund Accountant assumes no responsibility for compliance with the Securities Laws or other law by the Fund or any other entity.

5.     INSTRUCTIONS.

              (a) Unless otherwise provided in this Agreement, the Fund Accountant will act only pursuant to Oral Instructions or Written Instructions.

              (b) The Fund Accountant is entitled to rely on any Oral Instruction or Written

       Instruction it receives from an Authorized Person (or from a person reasonably believed by the Fund Accountant to be an Authorized Person) pursuant to this Agreement. The Fund Accountant may assume that any Oral Instructions or Written Instruction received pursuant to this Agreement is not in any way inconsistent with the provisions of the Fund's organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until the Fund Accountant receives Written Instructions to the contrary.

              (c) The Fund or its third-party representative agrees to forward to the Fund Accountant Written Instructions confirming Oral Instructions so that the Fund Accountant receives the Written Instructions by the close of business on the same day that the Oral Instructions are received. The fact that the confirming Written Instructions are not received by the Fund Accountant or differ from the Oral Instructions will in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Fund Accountant's ability to rely on the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, the Fund Accountant will incur no liability for acting on the Oral Instructions or Written Instructions provided that the Fund Accountant's actions comply with the other provisions of this Agreement.

6.     RIGHT TO RECEIVE ADVICE.

              (a) Advice of the Fund Accountant and/or the Fund. If the Fund Accountant is in doubt as to any action it should or should not take, it may request directions or advice, including Oral Instructions or Written Instructions, from the Fund or its third-party representative.

              (b) Advice of Counsel. If the Fund Accountant is in doubt as to any question of law pertaining to any action it should or should not take, it may request that the Fund seek guidance from its counsel. Alternatively, the Fund Accountant, at its own expense, may request advice from counsel of its own choosing (who may be counsel for the Fund Accountant, the Fund, the Fund's investment advisor or a subaccountant, at the option of the Fund Accountant.

              (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions the Fund Accountant receives from the Fund or its representative and the advice the Fund Accountant receives from its own counsel, the parties will address the issue together and agree on the appropriate course of action with the assistance of counsel and/or the Fund's independent public accountants; provided that if the parties are not able to agree on a course of action, the Fund Accountant may rely on and follow the advice of its own counsel.

              (d) Protection of the Fund Accountant. The Fund Accountant is protected in any action it takes or does not take in reliance on directions or advice or Oral Instructions or Written Instructions it receives from the Fund (or its third-party representative) or from counsel and that the Fund Accountant believes, in good faith based on standards considered reasonable in the industry, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section will be construed so as to impose an obligation on the Fund Accountant (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions, other than what is already required pursuant to this Agreement.

7. RECORDS; VISITS. The books and records pertaining to the Fund and the Series which are in the possession or under the control of the Fund Accountant are the property of the Fund. The Fund Accountant, the Fund and Authorized Persons will have access to the books and records at all times during the Fund Accountant's normal business hours. Upon reasonable request by the Fund, the Fund Accountant or its subaccountant will provide copies of any books and records to the Fund or to an Authorized Person at the expense of the Fund. The Fund Accountant will keep the following records:

              (a) all books and records with respect to the Fund's books of account, as required by and consistent with the standards under the 1940 Act.

              (b) records of each Series' securities transactions.

8. CONFIDENTIALITY. Each party will keep confidential any information relating to the others' business ("Confidential Information"). Confidential Information includes: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of either party, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords either party a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.

       Notwithstanding the foregoing, information will not be subject to the confidentiality obligations of this provision if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
       (d) is released by the
       protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the party whose information being disclosed written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. LIAISON WITH ACCOUNTANTS. The Fund Accountant will act as liaison with the Fund's independent public accountants and will provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Series. The Fund Accountant will take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to the accountants for the expression of their opinion, as required by the Fund Accountant or the Securities Laws.

10. FUND ACCOUNTANT'S SYSTEM. To the extent the Fund Accountant has a prior legal right to such property, it will retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights used by the Fund Accountant in connection with the services it provides to the Fund pursuant to this Agreement.

11. DISASTER RECOVERY. The Fund Accountant will take steps to ensure that there are in place reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Fund Accountant will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Fund Accountant will have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided the loss or interruption is not caused by the Fund Accountant's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services rendered by the Fund Accountant during the term of this Agreement, the Fund will pay to the Fund Accountant (out of the assets of the Fund) the fees set forth in the exhibit accompanying this Agreement.

13. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless the Fund Accountant and its affiliates (out of the assets of the Fund) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act that the Fund Accountant takes in connection with the provision of services under this Agreement. Neither the Fund Accountant nor any of its affiliates will be indemnified against any liability (or any expenses incident to such liability) caused by the Fund

       Accountant's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Any amounts payable under this Section will be satisfied only against the relevant Series' assets and not against the assets of any other investment portfolio of the Fund.

14.    RESPONSIBILITY OF THE FUND ACCOUNTANT.

       (a) The Fund Accountant is under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by the Fund Accountant and the Fund in a written amendment to this Agreement. The Fund Accountant is obligated to exercise care and diligence in the performance of its duties under this Agreement and to act in good faith in performing services provided for under this Agreement. The Fund Accountant will be liable only for any damages arising out of its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, bad faith, gross negligence or reckless disregard of its duties.

       (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) the Fund Accountant will not be liable for losses beyond its control, including, without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond its control, provided that the Fund Accountant has acted in accordance with the standard set forth in Section 14(a) above; and (ii) the Fund Accountant will not be under any duty or obligation to inquire into, and will not be liable for the validity or invalidity or authority or lack of authority, of any Oral Instruction or Written Instruction, notice or other instrument that conforms to the applicable requirements of this Agreement, and that the Fund Accountant reasonably believes to be genuine.

       (c) Notwithstanding anything in this Agreement to the contrary, (i) neither the Fund Accountant nor its affiliates will be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by the Fund Accountant or its affiliates; and (ii) the Fund Accountant's cumulative liability to the Fund Accountant and the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory will not exceed the fees received by the Fund Accountant for services provided pursuant to this Agreement during the 24 months immediately prior to the date of such loss or damage.

       (d) No party may assert a cause of action against the Fund Accountant or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of mediation sessions or arbitration proceedings) alleging such cause of action; except, however, that this proscription will not apply: (i) unless the Fund Accountant or the Fund had knowledge of the circumstances and accordingly knew or should have known of the existence of the claim during that time period; (ii) if the Fund Accountant or any of its affiliates withheld information from the party asserting the claim that would have been deemed material in the decision to file a claim; (iii) if the Fund Accountant or any of its affiliates employed delaying tactics that resulted in the passage of the time period during which a claim would have been filed but for the delaying tactics; or (iv) if, during the 12-month period following the action giving rise to the claim, the party asserting the claim notifies the Fund Accountant or any of its affiliates in writing of its intent to commence a legal action once sufficient information has been collected.

       (e) Each party shall have a duty to mitigate damages for which another party may become responsible.

15. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. The Fund Accountant will perform the following accounting services with respect to each Series:

              (i) Journalize investment, capital share and income and expense activities;

              (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Series (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

              (iii)  Maintain individual ledgers for investment securities;

              (iv)   Maintain historical tax lots for each security;

              (v) Reconcile cash and investment balances with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

              (vi) Update the cash availability throughout the day as required by the Adviser;

              (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

              (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

              (ix) Monitor the expense accruals and notify the Fund Accountant of any proposed adjustments;

              (x) Control all disbursements and authorize such disbursements upon Written

                     Instructions;

              (xi)   Calculate capital gains and losses;

              (xii)  Determine net income;

              (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Series' investments;

              (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

              (xv)   Compute net asset value;

              (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

              (xvii) Prepare a monthly financial statement, which will include the following items:

                                   Schedule of Investments
                                   Statement of Assets and Liabilities
                                   Statement of Operations
                                   Statement of Changes in Net Assets
                                   Cash Statement
                                   Schedule of Capital Gains and Losses.

16. DURATION AND TERMINATION. This Agreement will continue until terminated by the Fund (either unilaterally or pursuant to direction by the Board of Trustees of the Fund) or by the Fund Accountant on ninety (90) days prior written notice to the other. In the event either party gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting services agent(s) (and any other service provider(s)), and all other expenses incurred by the Fund Accountant, will be paid out of the assets of the Fund.

17. NOTICES. Notices shall be addressed as follows: (a) if to the Fund Accountant, at 7920 Norfolk Ave., Suite 500, Bethesda, MD 20814,
       Attention: David A. Kugler; (b) if the Fund, at 7920 Norfolk Ave., Suite 500, Bethesda, MD 20814, or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. The Fund Accountant may assign its rights and delegate its duties under this Agreement to any of its majority-owned direct or indirect subsidiaries, provided that the Fund Accountant give the Fund thirty days prior written notice of an assignment or delegation.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute additional documents as may be necessary to effectuate the purposes of this Agreement.

22.    MISCELLANEOUS.

       (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies that would affect materially the obligations or responsibilities of the Fund Accountant under this Agreement without the prior written approval of the Fund Accountant, which approval will not be unreasonably withheld or delayed.

       (b) Except as expressly provided in this Agreement, the Fund Accountant hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Fund Accountant disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

       (c) This Agreement, including all exhibits, attachments and appendices, embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the provision of fund accounting services to the Fund, except that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions of the Agreement or otherwise affect their construction or effect. Notwithstanding any provision in this Agreement, the services of the Fund Accountant are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

       (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

       (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected by that finding of invalidity. This Agreement will be binding on, and inure to the benefit of, the parties and their respective successors and permitted assigns.

       (f) The facsimile signature of any party to this Agreement constitutes the valid and binding execution by that party.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                        MONUMENT SHAREHOLDER SERVICES, INC.


                                        By:
                                           -----------------------------------

                                        Title:
                                              --------------------------------


                                        MONUMENT SERIES FUND


                                        By:
                                           -----------------------------------

                                        Title:
                                              --------------------------------

                                    EXHIBIT A

                                   May 1, 2000



                                [LIST PORTFOLIOS]

                           AUTHORIZED PERSONS APPENDIX


NAME (TYPE)                             SIGNATURE

-----------                             -----------


-----------                             -----------


-----------                             -----------


-----------                             -----------


-----------                             -----------


-----------                             -----------